Exhibit 99.1

Hillenbrand Reports Fiscal First Quarter 2025 Results and Announces Sale of Majority Stake in Milacron Injection Molding and Extrusion Business
Updates Full Year Guidance to Reflect Transaction; Maintains Outlook for Remaining Businesses

BATESVILLE, Ind., February 5, 2025 --/PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, reported results for the fiscal first quarter, which ended December 31, 2024, and announced the majority sale of its Milacron injection molding and extrusion business, within the Molding Technology Solutions (MTS) segment, to an affiliate of Bain Capital. Reported results for the fiscal first quarter include Milacron in both the consolidated and MTS results. Hillenbrand’s annual guidance has been updated to reflect the impact of the transaction.

•Revenue of $707 million decreased 9% compared to prior year, in line with Company expectations
•GAAP EPS of $0.09 decreased from $0.24 in the prior year; adjusted EPS of $0.56 decreased 19% compared to prior year, in line with Company expectations
•Portfolio Transformation: The Company has entered into a definitive agreement to sell a majority stake in its Milacron injection molding and extrusion business for $287 million; expected net proceeds after tax of approximately $250 million to be used for debt paydown
•Transaction represents continued execution of Hillenbrand’s transformation by enhancing overall margin profile and focusing portfolio on less cyclical, higher growth opportunities
•Fiscal 2025 Outlook: Updating guidance for Milacron transaction but maintaining previous outlook for remaining businesses with adjusted EPS of $2.45 - $2.80; Q2 adjusted EPS of $0.53 to $0.58

“We delivered first quarter results in line with our expectations, with continued momentum in executing cross-selling and cost synergies within our food, health, and nutrition portfolio. Our teams remained focused on advancing our integration initiatives and managing discretionary costs, as total order volumes remained soft, which we had anticipated. Our customer quote pipelines remain healthy, reinforcing our confidence in our long-term strategy. Despite the challenging macro environment, we believe our strong competitive positioning will enable us to deliver significant value to our customers as end markets recover, driving profitable growth across our business.”

“The agreement to divest a majority stake in the Milacron business reflects the continuation of Hillenbrand’s transformation as we’ve significantly reshaped our portfolio toward less cyclical, higher-growth opportunities. Over the last few years, we have exited our secularly declining death care segment and pursued several strategic acquisitions, building scale in the attractive food, health, and nutrition end markets, which now comprise just under 30% of our total revenue mix on a pro forma basis. We believe this transaction not only delivers value for Hillenbrand and our shareholders, but also Milacron and its customers, as they have a strong partner in Bain Capital to help drive their next phase of growth,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand.

Summary of First Quarter 2025 Results1

	Three Months Ended December 31,		Change
(unaudited, dollars in millions, except EPS)	2024	2023	$	%
Net revenue	$706.9	$773.3	$(66.4)	(9)%
GAAP net income attributable to HI	6.4	17.2	(10.8)	(63)%
Adjusted EBITDA[2]	97.1	114.1	(17.0)	(15)%
GAAP diluted EPS	0.09	0.24	(0.15)	(63)%
Adjusted diluted EPS[2]	0.56	0.69	(0.13)	(19)%
Cash flows from operating activities	(11.3)	(24.0)	12.7	NM

Net revenue of $707 million decreased 9% compared to the prior year primarily due to lower volume, partially offset by favorable pricing.

Net income of $6 million, or $0.09 per share, decreased from $0.24 per share in the prior year primarily due to an increase in business acquisition and integration costs, lower volume, and cost inflation, partially offset by productivity, favorable pricing, synergies, and the impact of cost actions, including the MTS restructuring completed in the prior year.

Adjusted net income of $40 million resulted in adjusted EPS of $0.56, a decrease of $0.13, or 19%, and adjusted EBITDA of $97 million decreased 15% compared to the prior year primarily due to lower volume and cost inflation, partially offset by productivity, favorable pricing, synergies, and the impact of the MTS restructuring actions completed in the prior year. The adjusted effective tax rate for the quarter was 29.2%, an increase of 60 basis points compared to the prior year.

Total backlog of $1.82 billion decreased 15% compared to the prior year primarily driven by lower order intake in the Advanced Process Solutions segment, while MTS backlog increased 1%.

Advanced Process Solutions (APS)

	Three Months Ended December 31,		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net revenue	$511.1	$568.3	$(57.2)	(10)%
Adjusted EBITDA[2]	82.8	96.0	(13.2)	(14)%
Adjusted EBITDA Margin[2]	16.2%	16.9%	(70) bps

Net revenue of $511 million decreased 10% compared to the prior year primarily due to lower volume, partially offset by favorable pricing.

Adjusted EBITDA of $83 million decreased 14% due to lower volume and cost inflation, partially offset by favorable pricing, productivity, and cost synergies. Adjusted EBITDA margin of 16.2% decreased 70 basis points.

Backlog of $1.58 billion decreased 17% compared to the prior year primarily due to lower order intake.
Molding Technology Solutions (MTS)

	Three Months Ended December 31,		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net revenue	$195.8	$205.0	$(9.2)	(5)%
Adjusted EBITDA[2]	27.4	32.1	(4.7)	(15)%
Adjusted EBITDA Margin[2]	14.0%	15.7%	(170) bps

Net revenue of $196 million was down 5% year over year primarily driven by lower volume.

Adjusted EBITDA of $27 million decreased 15%, primarily due to lower volume, cost inflation, and price pressure, partially offset by cost actions, including savings from the restructuring program completed in the prior year. Adjusted EBITDA margin of 14.0% decreased 170 basis points from the prior year.

Backlog of $233 million increased 1% compared to the prior year.

Balance Sheet, Cash Flow and Capital Allocation1
Hillenbrand’s cash flow from operations represented a use of $11 million in the quarter, an improvement of $13 million year-over-year, primarily driven by working capital improvements, partially offset by lower earnings. During the quarter, the Company had capital expenditures of approximately $10 million and returned approximately $16 million to shareholders in the form of quarterly dividends.

As of December 31, 2024, net debt was $1.7 billion, and the net debt to adjusted EBITDA ratio was 3.4x, which was in line with Company expectations. Liquidity was approximately $632 million, including $208 million in cash on hand and the remainder available under our revolving credit facility.

Milacron Transaction
On February 5, 2025, the Company entered into a definitive agreement to sell an ownership stake of approximately 51% in its Milacron injection molding and extrusion business to an affiliate of Bain Capital for $287 million, subject to customary closing adjustments. The Company will retain an ownership stake of approximately 49%. This transaction reflects the continued execution of Hillenbrand’s portfolio transformation and profitable growth strategy.

The net proceeds after tax are expected to be approximately $250 million and will be used for debt paydown. The transaction is expected to be completed at the end of Hillenbrand’s fiscal second quarter or beginning of the fiscal third quarter, subject to customary closing conditions. Following the close of the transaction, Hillenbrand’s consolidated results will include a proportionate share of Milacron’s net income (or loss) as equity income at corporate. In fiscal year 2024, Milacron generated $526 million in revenue and $64 million in adjusted EBITDA.

Fiscal 2025 Outlook
Hillenbrand is updating its annual guidance range to reflect the majority sale of the Milacron business. This change includes the removal of Milacron’s consolidated results from the second half of the fiscal year, partially offset by reduced interest expense and the expected income generated from the ownership stake following the transaction’s close. The Company is maintaining its previous range for the remaining businesses based on its original assumption for foreign currency exchange rates. The Company is actively monitoring the potential impacts of tariff policy and the effects of foreign currency exchange rate fluctuations that may extend beyond its original assumptions for the year. The outlook does not assume a material impact from these factors. Additionally, the outlook does not assume a broad-based recession.

Guidance Reconciliation $ millions, except EPS	Revenue	Adj. EBITDA	Adj. EPS	Free Cash Flow
Previous Guidance	$2,925 - $3,090	$452 - $488	$2.80 - $3.15	~$150
Impact of Milacron sale*	~$300	~$41	~$0.35	~$45
Previous Guidance – Adjusted for sale	$2,625 - $2,790	$411 - $447	$2.45 - $2.80	~$105
*Net of expected benefit from reduced interest expense and portion of Milacron equity income after closing

Updated Guidance $ millions, except EPS	Total Hillenbrand	Advanced Process Solutions	Molding Technology Solutions
Revenue	$2,625 - $2,790	$2,050 - $2,175	$575 - $615
YoY	(18)% - (12)%	(10)% - (5)%	(36)% - (31)%

Adj. EBITDA $ / Margin %	$411 - $447	18.0% - 18.5%	17.0% - 18.0%
YoY	(20)% - (13)%	(50) - 0 bps	110 - 210 bps

Adj. EPS	$2.45 - $2.80
YoY	(26)% - (16)%

Free Cash Flow	~$105

Q2 Revenue	$685 - 705
Q2 Adj. EPS	$0.53 - $0.58

1All financial results are reported on a continuing operations basis, excluding the divested Batesville segment, which is reported as discontinued operations for all periods presented.

2These are non-GAAP financial measures, which are unaudited. See the reconciliations of Non-GAAP financial measures to their most directly comparable GAAP financial measures at the end of this release.

Conference Call Information
Date/Time: Thursday, February 6, 2025, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13751135
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Thursday, March 6, 2025)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, February 20, 2025
Replay ID number: 13751135
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP financial measures are referred to as “adjusted” measures and generally exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•pension settlement (gain) charge;
•inventory step-up costs;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP financial measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model (“HOM”) to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP financial measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2025 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2024	2023
Net revenue	$706.9	$773.3
Cost of goods sold	471.9	522.3
Gross profit	235.0	251.0
Operating expenses	171.1	157.9
Amortization expense	25.2	25.5
Pension settlement (gain) charge	(1.7)	8.3
Interest expense, net	25.1	29.8
Income from continuing operations before income taxes	15.3	29.5
Income tax expense	6.4	10.0
Income from continuing operations	8.9	19.5
Loss from discontinued operations (net of income tax expense)	—	(0.3)
Consolidated net income	8.9	19.2
Less: Net income attributable to noncontrolling interests	2.5	2.0
Net income attributable to Hillenbrand	$6.4	$17.2

Earnings per share
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.09	$0.25
Income from discontinued operations	—	—
Net income attributable to Hillenbrand	$0.09	$0.25
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.09	$0.25
Loss from discontinued operations	—	(0.01)
Net income attributable to Hillenbrand	$0.09	$0.24
Weighted average shares outstanding (basic)	70.6	70.3
Weighted average shares outstanding (diluted)	70.6	70.5

Cash dividends per share	$0.2250	$0.2225

Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,
	2024	2023
Cash flows (used in) provided by:
Operating activities from continuing operations	$(11.3)	$(24.0)
Investing activities from continuing operations	9.5	(15.1)
Financing activities from continuing operations	26.8	(17.1)
Effect of exchange rates on cash and cash equivalents	(14.4)	5.6
Net cash flows	10.6	(50.6)

Cash and cash equivalents:
At beginning of period	227.9	250.2
At end of period	$238.5	$199.6

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2024	2023
Income from continuing operations	$8.9	$19.5
Less: Net income attributable to noncontrolling interests	2.5	2.0
Income from continuing operations attributable to Hillenbrand	6.4	17.5
Business acquisition, divestiture, and integration costs (1)	18.1	5.6
Restructuring and restructuring-related charges (2)	2.4	0.6
Inventory step-up costs	—	1.5
Intangible asset amortization (3)	25.2	25.5
Pension settlement (gain) charge (4)	(1.7)	8.3
Tax adjustments (5)	0.5	0.3
Tax effect of adjustments (6)	(11.4)	(10.6)
Adjusted net income from continuing operations attributable to Hillenbrand	$39.5	$48.7

Diluted EPS from continuing operations attributable to Hillenbrand	$0.09	$0.25
Business acquisition, divestiture, and integration costs (1)	0.26	0.08
Restructuring and restructuring-related charges (2)	0.03	0.01
Inventory step-up costs	—	0.02
Intangible asset amortization (3)	0.36	0.36
Pension settlement (gain) charge (4)	(0.02)	0.12
Tax adjustments (5)	—	—
Tax effect of adjustments (6)	(0.16)	(0.15)
Adjusted Diluted EPS from continuing operations attributable to Hillenbrand	$0.56	$0.69

(1)Business acquisition, divestiture, and integration costs during the three months ended December 31, 2024 and 2023, primarily included costs associated with the integration of recent acquisitions.
(2)Restructuring and restructuring-related charges primarily included severance costs during the three months ended December 31, 2024 and 2023.
(3)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(4)The pension settlement (gain) charge during the three months ended December 31, 2024, was due to one-time premium refunds received related to the termination of the Company’s U.S. pension plan. The pension settlement (gain) charge during the three months ended December 31, 2023, was due to lump-sum payments made from the Company’s U.S. pension plan to former employees who elected to receive such payments.
(5)For three months ended December 31, 2024 and 2023, this primarily represents the net impact from certain non-recurring tax items, including items related to acquisitions and divestitures.
(6)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended December 31,
	2024	2023
Adjusted EBITDA:
Advanced Process Solutions	$82.8	$96.0
Molding Technology Solutions	27.4	32.1
Corporate	(13.1)	(14.0)
Add:
Loss from discontinued operations (net of income tax expense)	—	(0.3)
Less:
Interest expense, net	25.1	29.8
Income tax expense	6.4	10.0
Depreciation and amortization	37.9	38.8
Pension settlement (gain) charge	(1.7)	8.3
Business acquisition, divestiture, and integration costs	18.1	5.6
Inventory step-up costs	—	1.5
Restructuring and restructuring-related charges	2.4	0.6
Consolidated net income	$8.9	$19.2

	Three Months Ended December 31,
	2024	2023
Consolidated net income	$8.9	$19.2
Interest expense, net	25.1	29.8
Income tax expense	6.4	10.0
Depreciation and amortization	37.9	38.8
EBITDA	78.3	97.8
Loss from discontinued operations (net of income tax expense)	—	0.3
Business acquisition, divestiture, and integration costs	18.1	5.6
Inventory step-up costs	—	1.5
Restructuring and restructuring-related charges	2.4	0.6
Pension settlement (gain) charge	(1.7)	8.3
Adjusted EBITDA	$97.1	$114.1

December 31, 2024
Current portion of long-term debt	$20.9
Long-term debt	1,885.0
Total debt	1,905.9
Less: Cash and cash equivalents	208.0
Net debt	$1,697.9

Pro forma adjusted EBITDA for the trailing twelve months ended	$494.6
Ratio of net debt to pro forma adjusted EBITDA	3.4

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. These are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

The following list, though not exhaustive, contains words that indicate a forward-looking statement:

intend	believe	plan	expect	may	goal	would	project	position	future	outlook
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy	assume

Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) presidential election; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; uncertainty related to environmental regulation, including the Securities and Exchange Commission’s (“SEC”) final climate rules and litigation regarding its enforceability; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world such as Germany; our level of international sales and operations; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including the Milacron injection molding and extrusion business sale (the “Proposed Transaction”), including potential synergies and cost savings or the failure of the Company or any acquired company, or the Proposed Transaction, to achieve its plans and objectives generally; any failure by the parties to satisfy any conditions to the Proposed Transaction; the possibility that the Proposed Transaction is ultimately not consummated; potential adverse effects of the announcement or results of the Proposed Transaction on the market price of the Company’s common stock or on the ability of the Company to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from our ongoing business operations due to the Proposed Transaction; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment, including as a result of the U.S. presidential election and any proposed tariffs; adverse foreign currency fluctuations; and labor disruptions. There can be no assurances that the Proposed Transaction will be consummated.

Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2024, filed with the SEC on November 19, 2024, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2024, filed with the SEC on February 5, 2025. The forward-looking information in this release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, made to reflect new information, future developments or otherwise.

About Hillenbrand

Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our people, our customers, and our communities. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Susan DiMauro, Director, Marketing & Communications
Phone: 812-621-4647
Email: susan.dimauro@hillenbrand.com